For Immediate Release
---------------------
August 3, 2006

          NORDSTROM SAME-STORE SALES FOR JULY INCREASE 5.3 PERCENT

     SEATTLE - August 3, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $842.6 million for the four-week period ending July 29, 2006, an increase of 7.0 percent compared to sales of $787.3 million for the four-week period ending July 30, 2005. Same-store sales increased 5.3 percent.

     Preliminary second quarter sales of $2.27 billion increased 7.8 percent compared to sales of $2.11 billion in 2005. Second quarter same-store sales increased 5.7 percent.

     Preliminary year-to-date sales of $4.06 billion increased 7.9 percent compared to sales of $3.76 billion in 2005. Year-to-date same-store sales increased 5.6 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded July sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                           Total Sales                      Same-store Sales
                                        -----------                      ----------------
(unaudited; $ in millions)      Fiscal      Fiscal    Percent        Total    Full-line   Rack
                                2006        2005      Increase       Retail   Stores      Stores
                                ------      ------    --------       ------   ---------   ------
July                            $842.6      $787.3      7.0%           5.3%      3.1%      10.8%
Second quarter                $2,270.4    $2,106.4      7.8%           5.7%      4.2%      11.6%
Year-to-date                  $4,057.7    $3,760.9      7.9%           5.6%      4.4%      11.2%

Number of stores
  Full-line                       99          95
  Rack and other                  57          57
  International Faconnable
    boutiques                     34          32
                                 ---         ---

  Total                          190         184

Gross square footage      20,217,000  19,579,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:

                Second Quarter Earnings       Thurs., Aug. 17, 2006
                Aug. Sales Release            Thurs., Aug. 31, 2006
                Sept. Sales Release           Thurs., Oct. 5, 2006
                October Sales Release         Thurs., Nov. 2, 2006

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 156 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 34 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                               Media Contact:
RJ Jones, 206-303-3007                          Deniz Anders, 206-373-3038